Evans Bancorp Reports Second Quarter
Net Income Up 54%

HAMBURG, NY, July 26, 2012 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June 30, 2012.

HIGHLIGHTS OF THE 2012 SECOND QUARTER

•	Net income increased to $1.5 million in the 2012 second quarter, or $0.36 per diluted share, from

$1.0 million, or $0.24 per diluted share, in the second quarter of 2011.

•	Net interest income increased 9.4% in the second quarter of 2012, when compared with the second quarter of 2011 as a result of continued growth in interest earning assets and lower deposit costs.

•	Core loans (defined as total loans and leases less direct financing leases) increased 3.4% in the second quarter of 2012, or 13.5% annualized, to $594.6 million from March 31, 2012.

•	Core deposits increased in the second quarter at an annualized rate of 9.6%. Demand, NOW and Savings deposit products increased 2.4%, or $12.3 million during the second quarter of 2012.

•	The second quarter provision for loan and lease losses declined $0.7 million year-over-year reflecting the positive impact of the release in provision from the direct financing lease portfolio and improving credit quality trends.

•	Return on average equity improved to 8.34% in the second quarter of 2012 compared with 5.90% in the prior year period.

•	Strong capital position with Total Risk-Based Capital ratio of 14.18% at June 30, 2012.

Net income grew to $1.5 million in the second quarter of 2012, up 54.0% from net income of $1.0 million in the second quarter of 2011. The improvement in net income reflected a combination of higher net interest income, which resulted from growing interest earning assets, lower interest expense and a
$0.7 million year-over-year reduction in the provision for loan and lease losses. Return on average equity was 8.34% for the second quarter of 2012 compared with 5.90% in the second quarter of 2011.

For the six months ended June 30, 2012, Evans recorded net income of $3.9 million, or $0.94 per diluted share, a 34% increase over net income of $2.8 million, or $0.69 per diluted share, in the same period in 2011. The return on average equity was 10.93% for the six-month period ended June 30, 2012, compared with 8.80% in the same period in 2011.

David J. Nasca, President and CEO of Evans Bancorp, stated, “The strong results in the second quarter reflect a pattern of continued performance, a robust start to the year, and an expanding awareness of our brand of community banking. Retail and business clients in Western New York have rediscovered the value of a local, solutions-based financial institution whose products, services, and lending capacity can meet their financial needs. We remain confident in our ability to aggressively and profitably grow in this highly competitive marketplace.”

Net Interest Income
Net interest income was $6.9 million for the 2012 second quarter, up 9.4% when compared with the second quarter of 2011 and comparable with the first quarter of 2012. Growth in interest-earning assets drove the increase from the second quarter of 2011 and offset net interest margin contraction relative to the same period. Core loans, which are defined as total loans and leases less national direct financing leases, were $594.6 million at June 30, 2012, an increase of 11.6% from $532.5 million at June 30, 2011, and up 3.4% (13.5% annualized) from $575.2 million at March 31, 2012. The majority of the loan growth since the second quarter of 2011 was in the commercial mortgage loan portfolio.

Investment securities were $96.8 million at June 30, 2012, down 13.9% from $112.5 million at the end of the first quarter of 2012 and up 2.4% from $94.5 million as of the end of second quarter of 2011. The reduction in the investment securities portfolio, from the first quarter of 2012, reflects the deployment of excess liquidity, which was garnered in the first quarter of 2012, to fund robust loan growth during the second quarter of 2012. The large growth in securities in the first quarter 2012 was primarily in very short duration U.S. treasuries with the expectation of deployment into higher yielding loans in the second quarter of 2012.

Total deposits were $653.9 million at June 30, 2012, up $67.2 million, or 11.4%, from $586.8 million at June 30, 2011, and relatively consistent with $649.7 million at March 31, 2012. The sequential quarter and year-over-year growth was attributable to strong core consumer deposit increases lead by the Company’s Better Checking product (included in the NOW category) along with its complementary Better Savings product. These products have been successful in gaining new customers and reward existing customers that engage in more business with the Bank. It is anticipated these deepened relationships will further improve an already stable deposit customer base. Partially offsetting these gains was a decrease in time deposit balances with the maturing of higher rate CD’s and a planned decrease in brokered time deposits.

The Company’s net interest margin decreased slightly to 3.85% for the second quarter of 2012, down from the first quarter rate of 3.93% and down from 3.92% in the second quarter of 2011. As compared with last year’s second quarter the decrease in the net interest margin is a result of the continued declining interest rate environment. The Company has been able to off-set the 36 basis point decrease in yield on interest-earning assets through re-pricing its interest bearing liabilities by 35 basis points. The contribution of interest-free funds declined by 6 basis points when compared with the second quarter 2011.

The Company’s loan and investment portfolios continue to re-price into lower yields, as evidenced by a decrease in yield on interest-earning assets of 16 basis points from the first quarter of 2012.

Allowance for Loan and Lease Losses and Asset Quality

Provision: The provision for loan and lease losses decreased to $0.3 million in the second quarter of 2012 from a provision of $1.0 million in the prior year’s second quarter, but increased from a release of provision of $(0.25) million in the linked first quarter of 2012. The second quarter of 2012 benefitted from a release of $0.22 million in leasing provision after continued improvement in the leasing portfolio’s performance. This benefit was off-set by the formula-based provision for the solid growth in loans in the second quarter 2012 and the charge-off of $0.23 million beyond the pre-existing reserve on an impaired commercial loan.

Net charge-offs: There were net charge-offs to average total loans and leases of 0.30% in the second quarter of 2012 compared with 0.32% in the first quarter of 2012 and 0.63% in the second quarter of 2011. The charge-off percentage remains below industry standards and is indicative of the Bank’s historical credit diligence.

Gary A. Kajtoch, Executive Vice President and CFO commented: “We continue to experience improved credit quality as our non-performing loans and leases were reduced by over $2 million during the quarter, and are at their lowest level in recent years, as a percentage of total loans. Our charge-off ratio, which is below industry average, continue to reflect the Bank’s conservative underwriting standards.”

Non-performing loans and leases: The ratio of non-performing loans and leases to total loans and leases decreased to 1.84% at June 30, 2012, from 2.25% and 2.36% at March 31, 2012, and June 30, 2011, respectively.

During the second quarter of 2012, there was a $2.0 million decrease in non-performing loans and leases due to pay-offs ($0.6 million), upgrades on commercial loans to accruing ($0.5 million), commercial charge-offs ($0.4 million), and continued run-off of the leasing portfolio ($0.5 million).

As a result of the growth in loans and the charge-offs during the second quarter of 2012, the ratio for the allowance for loan and lease losses to total loans and leases decreased to 1.78% at June 30, 2012, compared with 1.86% at March 31, 2012, and 1.97% at June 30, 2011. While the ratio decreased, the level of non-performing loans and leases decreased even further, resulting in an improved coverage ratio of 96.8% at June 30, 2012, compared with 82.7% at March 31, 2012.

The FDIC assisted acquisition of Waterford Village Bank in July of 2009 accounted for $2.0 million, or approximately 18.2%, of the Company’s $11.0 million in non-performing loans at June 30, 2012. These loans are included in a loss-sharing agreement with the FDIC, in which the FDIC bears at least 80% of the losses on these loans. On an adjusted basis, Evans’ coverage ratio for non-performing loans and leases was 117.9% at June 30, 2012 which includes the leasing portfolio mark of $0.1 million while excluding all of the FDIC-guaranteed Waterford loans.

Non-Interest Income

Non-interest income, which represented 30.6% of total revenue in the second quarter of 2012, increased 3.9%, or $0.1 million, to $3.0 million when compared with the second quarter of 2011, reflecting positive performance in all categories. Service charges on deposits increased $21 thousand, or 5.0%, compared with the second quarter 2011, primarily due to increases in fee rates to be more in-line with market competition. Insurance agency revenue of $1.6 million was up $42 thousand, or 2.6%, when compared with the 2011 second quarter due mostly to an increase in profit sharing revenue from the insurance carriers. The higher quarterly profit sharing revenue was driven by the timing of payouts from insurance carriers; as profit sharing trends remain down year over year. Other income was up $26 thousand from second quarter of 2011 partly from higher merchant services fees due to a more beneficial contract with the Company’s provider. Compared with the first quarter of 2012, total non-interest income was down $0.2 million due mainly to TEA’s decrease in revenue of $0.3 million, reflecting the typical revenue cycle seasonality.

Non-Interest Expense

Total non-interest expense was $7.3 million in the second quarter of 2012, an increase of 8.3%, from $6.8 million in the second quarter of 2011. The largest component of the increase was salaries and employee benefits, which was up $0.3 million, or 8.1%, when compared with the second quarter of 2011. This rise reflected merit increases awarded for 2011 performance, higher health care costs and increased staff. Additionally, advertising expense was higher by $89 thousand in the second quarter of 2012 from the prior year second quarter as the Company looked to capitalize on disruption in the marketplace from the HSBC sale of its WNY branch network. Professional services expense also increased during the quarter due mainly to increased legal expenses related to efforts of resolving and collecting impaired loans. These increases were partially offset by lower occupancy costs, mostly related to fully depreciated assets lowering depreciation expense.

As a result of the increase in non-interest expense, the efficiency ratio slightly increased to 72.75% for the second quarter of 2012 from 72.04% for the second quarter of 2011.

Income tax expense for the quarter ended June 30, 2012, was $0.8 million, representing an effective tax rate of 34.9% compared with an effective tax rate of 32.5% in the second quarter of 2011.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.77% at June 30, 2012. Book value per share was $17.40 at June 30, 2012, compared with $17.06 at March 31, 2011, and $16.14 at June 30, 2011. Tangible book value per share at June 30, 2012, was $15.34, up 2.5% from the end of the first quarter of 2012 and up 10.0% from the same period in 2011.

Outlook

Mr. Nasca concluded, “Evans is optimistic we can expand our market position as the banking landscape in Western New York undergoes significant change and disruption. We will continue to broaden relationships with existing customers by adding value and attract new customers by being responsive to their needs. While the economic and regulatory environment persists in presenting significant challenges to our industry, our capital strength and customer focused business engine positions us well to maintain solid earnings into the future”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $778 million in assets, 13 branches and $654 million in deposits at June 30, 2012. Evans is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through 8 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except shares and per share data)	2012	2012	2011	2011	2011
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

ASSETS
Investment Securities	$96,802	$112,492	$103,783	$94,182	$94,494
Loans	594,569	575,188	577,383	560,792	532,537
Leases	3,355	4,512	6,022	7,783	9,957
Allowance for loan and lease losses	(10,658)	(10,790)	(11,495)	(10,708)	(10,667)
Goodwill and intangible assets	8,569	8,675	8,779	8,893	9,013
All other assets	85,485	85,716	56,430	72,073	67,498
Total assets	778,122	775,793	740,902	733,015	702,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	116,231	114,423	118,037	116,036	104,814
NOW deposits	63,535	62,077	50,761	48,924	44,193
Regular savings deposits	342,992	334,010	313,777	301,610	277,564
Muni-vest deposits	22,883	29,542	20,161	26,241	26,333
Time deposits	108,279	109,629	113,467	120,427	133,863
Total deposits	653,920	649,681	616,203	613,238	586,767
Borrowings	40,185	42,010	42,340	39,161	38,921
Other liabilities	11,736	13,647	13,371	12,417	10,831
Total stockholders’ equity	$72,281	$70,455	$68,988	$68,199	$66,313

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,153,332	4,128,905	4,124,892	4,106,933	4,108,103
Book value per share	$17.40	$17.06	$16.72	$16.61	$16.14
Tangible book value per share	$15.34	$14.96	$14.60	$14.44	$13.95
Tier 1 leverage ratio	9.77%	9.74%	9.71%	9.81%	9.80%
Tier 1 risk-based capital ratio	12.92%	12.96%	12.77%	12.65%	13.00%
Total risk-based capital ratio	14.18%	14.22%	14.03%	13.90%	14.26%

ASSET QUALITY DATA
Non-performing loans	$10,578	$12,091	$14,016	$13,782	$11,031
Non-performing leases	430	950	1,160	1,549	1,747
Total non-performing loans and leases	11,008	13,041	15,176	15,331	12,778
Net loan and lease (recoveries) charge-offs	433	456	41	118	824

Non-performing loans/Total loans and leases	1.77%	2.09%	2.40%	2.42%	2.03%
Non-performing leases/Total loans and leases	0.07%	0.16%	0.20%	0.27%	0.32%
Non-performing loans and leases/Total loans and leases	1.84%	2.25%	2.60%	2.70%	2.36%
Net loan and lease charge-offs/Average loans and leases	0.30%	0.32%	0.03%	0.09%	0.63%
Allowance to loans and leases	1.78%	1.86%	1.97%	1.88%	1.97%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands, except share and per share data)	2012	2012	2011	2011	2011
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Interest income	$8,289	$8,369	$8,518	$8,169	$8,015
Interest expense	1,408	1,516	1,627	1,655	1,728
Net interest income	6,881	6,853	6,891	6,514	6,287
Provision for loan and lease losses	301	(249)	828	159	1,009
Net interest income after provision	6,580	7,102	6,063	6,355	5,278

Deposit service charges	437	436	482	498	416
Insurance service and fee revenue	1,643	1,945	1,363	1,849	1,601
Bank-owned life insurance	134	117	123	117	110
Other income	824	790	894	720	798
Total non-interest income	3,038	3,288	2,862	3,184	2,925

Salaries and employee benefits	4,229	4,214	3,931	4,073	3,912
Occupancy	645	685	750	777	816
Repairs and maintenance	177	169	191	184	155
Advertising and public relations	336	145	247	188	247
Professional services	567	539	456	510	407
Technology and communications	269	248	248	177	220
Amortization of intangibles	106	104	114	120	126
FDIC insurance	139	134	153	135	135
Other expenses	855	671	983	639	744
Total non-interest expenses	7,323	6,909	7,073	6,803	6,762

Income before income taxes	2,295	3,481	1,852	2,736	1,441
Income tax provision	800	1,102	514	810	469
Net income	$1,495	$2,379	$1,338	$1,926	$972

PER SHARE DATA
Net income per common share-diluted	$0.36	$0.58	$0.33	$0.47	$0.24
Cash dividends per common share	-	$0.22	-	$0.20	-
Weighted average number of diluted shares	4,156,868	4,131,330	4,115,061	4,109,181	4,106,371

PERFORMANCE RATIOS
Return on average total assets	0.77%	1.26%	0.72%	1.08%	0.55%
Return on average stockholders’ equity	8.34%	13.59%	7.77%	11.37%	5.90%
Efficiency ratio	72.75%	67.10%	71.35%	69.10%	72.04%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)

	2012	2012	2011	2011	2011
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES
(dollars in thousands)
Loans and leases, net	$574,639	$568,863	$557,875	$541,357	$524,178
Investment securities	101,053	105,339	102,676	98,526	100,639
Interest bearing deposits at banks	39,198	23,271	22,928	17,200	16,952
Total interest-earning assets	714,890	697,473	683,479	657,083	641,769
Non interest-earning assets	58,261	58,607	58,078	59,647	62,517
Total Assets	773,151	756,080	741,557	716,730	704,286

NOW	60,472	55,116	49,665	45,604	44,707
Regular savings	336,798	326,090	307,164	290,310	268,220
Muni-Vest savings	26,821	22,076	29,808	25,177	29,483
Time deposits	109,170	112,079	117,074	125,037	139,727
Total interest-bearing deposits	533,261	515,361	503,711	486,128	482,137
Other borrowings	40,619	42,512	41,425	39,544	39,381
Total interest-bearing liabilities	573,880	557,873	545,136	525,672	521,518

Demand deposits	115,033	114,783	115,342	111,044	105,725
Other non-interest bearing liabilities	12,472	13,418	12,219	12,273	11,144
Stockholders’ equity	71,766	70,006	68,860	67,741	65,899

Total Liabilities and Equity	$773,151	$756,080	$741,557	$716,730	$704,286

YIELD/RATE

Loans and leases, net	5.23%	5.28%	5.49%	5.36%	5.40%
Investment securities	2.98%	3.23%	3.33%	3.69%	3.68%
Interest bearing deposits at banks	0.15%	0.15%	0.14%	0.16%	0.17%
Total interest-earning assets	4.64%	4.80%	4.99%	4.97%	5.00%

NOW	0.99%	1.01%	1.29%	1.32%	1.17%
Regular savings	0.57%	0.69%	0.77%	0.77%	0.69%
Muni-Vest savings	0.30%	0.38%	0.46%	0.51%	0.47%
Time deposits	1.80%	1.85%	1.94%	2.07%	2.38%
Total interest-bearing deposits	0.86%	0.96%	1.07%	1.14%	1.21%
Other borrowings	2.58%	2.58%	2.65%	2.72%	2.71%
Total interest-bearing liabilities	0.98%	1.09%	1.19%	1.26%	1.33%

Interest rate spread	3.66%	3.71%	3.80%	3.71%	3.67%
Contribution of interest-free funds	0.19%	0.22%	0.23%	0.26%	0.25%
Net interest margin	3.85%	3.93%	4.03%	3.97%	3.92%